    As filed with the Securities and Exchange Commission on March 20, 2002


                                                    Registration Nos. 333-82228
                                                                      333-85227
================================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------
                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                               -----------------

                       CAPITAL ONE FINANCIAL CORPORATION
            (Exact name of registrant as specified in its charter)

                                   Delaware
 (State or other jurisdiction of incorporation or organization of registrant)

                                  54-1719854
                    (I.R.S. employer identification number)

                           2980 Fairview Park Drive
                       Falls Church, Virginia 22042-452
                                (703) 205-1000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                             John G. Finneran, Jr.
                           Executive Vice President,
                    General Counsel and Corporate Secretary
                       Capital One Financial Corporation
                           2980 Fairview Park Drive
                       Falls Church, Virginia 22042-4525
                                (703) 205-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                With copies to:
                            Kenneth L. Bachman, Jr.
                      Cleary, Gottlieb, Steen & Hamilton
                        2000 Pennsylvania Avenue, N.W.
                            Washington, D.C. 20006
                                (202) 974-1500

                               -----------------

   Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement, as determined in light of market conditions.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

================================================================================

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                           Proposed
                                                           maximum         Proposed
                                                          aggregate         maximum
       Title of each class of         Amount to be      offering price     aggregate         Amount of
     securities to be registered      registered(1)      per unit(2)   offering price(2)  registration fee
----------------------------------------------------------------------------------------------------------
Debt Securities of Capital One
  Financial Corporation..............
----------------------------------------------------------------------------------------------------------
Preferred Stock of Capital One
  Financial Corporation..............
----------------------------------------------------------------------------------------------------------
Depositary Shares representing
  Preferred Stock of Capital One
  Financial Corporation(3)...........
----------------------------------------------------------------------------------------------------------
Common Stock of Capital One
  Financial Corporation..............
----------------------------------------------------------------------------------------------------------
Stock Purchase Contracts of Capital
  One Financial Corporation(4).......
----------------------------------------------------------------------------------------------------------
Equity Units of Capital One Financial
  Corporation(5).....................
----------------------------------------------------------------------------------------------------------
     Total........................... $1,500,000,000(6)      100%       $1,500,000,000(6)     $138,000(7)

================================================================================
(1) The amount to be registered is not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3.
(2) Estimated solely for the purpose of computing the registration fee.
(3) Such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts issued pursuant to a Deposit Agreement. In the event Capital One elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and the shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.
(4) There is being registered under this registration statement an indeterminate number of stock purchase contracts of Capital One Financial Corporation as may be sold from time to time.
(5) There is being registered under this registration statement an indeterminate number of equity units of Capital One Financial Corporation as may be sold from time to time. Each equity unit consists of (a) a stock purchase contract under which the holder, upon settlement, will purchase an indeterminate number of shares of common stock of Capital One Financial Corporation and (b) either debt obligations of third parties, including
    U.S. Treasury securities, or senior or subordinated debt securities of Capital One Financial Corporation, that, in each case, secure the obligation of such holder to purchase such shares of common stock. No separate consideration will be received for the stock purchase contracts.
(6) Such amount represents (i) the principal amount of the Debt Securities issued at their principal amount, and the issue price rather than the principal amount of the Debt Securities issued at an original issue discount, (ii) the liquidation preference of any Preferred Stock and (iii) the initial offering price of any Common Stock.
(7) Previously paid.

                               -----------------

   Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus which also relates to up to $287,000,000 of unissued debt securities, preferred stock, depositary shares representing preferred stock and common stock registered under registration statement no. 333-85227, for which the required filing fees have been paid. This registration statement, which is a new registration statement, also constitutes post-effective amendment no. 1 to registration statement no. 333-85227, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act of 1933.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                  PROSPECTUS

                                $1,787,000,000

                       Capital One Financial Corporation

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                           Stock Purchase Contracts
                                 Equity Units

                               -----------------

   We will provide specific terms of these securities in supplements to this prospectus. We urge you to read this prospectus and any prospectus supplement carefully before you make your investment decision.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                The date of this prospectus is March 21, 2002.

                             ABOUT THIS PROSPECTUS

   In this prospectus, "Capital One," "we," "our" or "us" refers to Capital One Financial Corporation.


   This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, we may from time to time issue and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,787,000,000. This prospectus provides you with a general description of the securities we may issue and sell. Each time we issue and sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. You should read both this prospectus and the prospectus supplement applicable to any offering, together with the additional information described under the heading "Where You Can Find More Information" below.


                          FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. Forward-looking statements include information relating to growth in earnings per share, return on equity, growth in managed loans outstanding and customer accounts, net interest margins, funding costs, operations costs and employment growth, marketing expense, delinquencies and charge-offs. Forward-looking statements also include statements using words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" or similar expressions. We have based these forward-looking statements on our current plans, estimates and projections, and you should not unduly rely on them.

   Numerous factors could cause our actual results to differ materially from those described in forward-looking statements, including, among other things:

  . continued intense competition from numerous providers of products and services which compete with Capital One's businesses;

  . an increase in credit losses (including increases due to worsening of economic conditions);

  . Capital One's ability to continue to securitize its credit cards and consumer loans and to otherwise access the capital markets at attractive rates and terms to fund its operations and future growth;

  . losses associated with new products or services or expansion internationally;

  . our ability to recruit experienced personnel to assist in the management and operations of new products and services; and

  . other factors listed from time to time in reports we file with the SEC, including, but not limited to, factors set forth under the caption "Risk Factors" in any prospectus supplement and in Capital One's Annual Report on Form 10-K for the year ended December 31, 2000.

   We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the factors discussed above in evaluating these forward-looking statements.

   We caution you that any such forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above. Capital One's future performance and actual results may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond Capital One's ability to control or predict.

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus is part of a registration statement we have filed with the SEC under the Securities Act of 1933, or the Securities Act. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities described in this prospectus. The SEC's rules and regulations allow us to omit certain information included in the registration statement from this prospectus. The registration statement may be inspected by anyone without charge at the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549.

   In addition, Capital One files annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, or the Exchange Act. You may read and copy this information at the following SEC location:

                        Public Reference Room
                        450 Fifth Street, N.W.
                        Room 1024
                        Washington, D.C. 20549

   You may also obtain copies of this information by mail from the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates determined by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also inspect reports, proxy statements and other information that Capital One has filed electronically with the SEC at the SEC's web site at http://www.sec.gov. These documents can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

   The SEC allows Capital One to "incorporate by reference" information into this prospectus and any prospectus supplement. This means that Capital One can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus and any prospectus supplement. Information that Capital One files later with the SEC and that is incorporated by reference in any prospectus supplement will automatically update and supercede information contained in this prospectus and any prospectus supplement. Capital One's SEC file number is 001-13300.

   The following documents contain important information about Capital One and its financial condition. Capital One has previously filed these documents with the SEC and incorporates them by reference into this prospectus:

  . its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 29, 2001;

  . its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, filed on May 11, 2001, August 14, 2001 and November 14, 2001, respectively;

  . its Current Reports on Form 8-K filed on January 17, 2001, January 19, 2001, April 17, 2001, July 18, 2001, July 26, 2001, September 21, 2001,
     October 17, 2001, October 25, 2001, November 2, 2001 and January 16, 2002; and


  .  its definitive proxy statement/1/ filed on March 18, 2002.


-----------------

/1/  The information referred to in Item (a)(8) of Regulation S-K and paragraph
     (d)(3) of Item 7 of Regulation 14C promulgated by the SEC shall not be deemed to be specifically incorporated by reference into this prospectus.

   We also incorporate by reference in this prospectus additional documents that Capital One may file with the SEC after the date of this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

   Documents incorporated by reference are available from Capital One without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at Capital One Financial Corporation, Investor Relations Department, 2980 Fairview Park Drive, Falls Church, Virginia 22042-4525, telephone (703) 205-1000.

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                       CAPITAL ONE FINANCIAL CORPORATION

Overview

   Capital One is a corporation incorporated in Delaware on July 21, 1994. Its subsidiaries market a variety of financial products and services to consumers using its proprietary information-based strategy, which we refer to as IBS and which is described in more detail below. Its common stock is listed on the New York Stock Exchange under the symbol "COF" and is included in the Standard & Poor's 500 Index. Its principal executive office is located at 2980 Fairview Park Drive, Suite 1300, Falls Church, Virginia 22042-4525, its telephone number is (703) 205-1000 and its internet address is http://www.capitalone.com. The information on our web site is not part of this prospectus.

   Capital One's predecessor began operations in 1953, the same year as the formation of what is now MasterCard International, and Capital One, through its subsidiaries, is one of the oldest continually operating bank card issuers in the United States. Capital One, through its subsidiaries, is one of the largest issuers of MasterCard and Visa/2/ credit cards in the world. The success of its IBS, which it initiated in 1998, in addition to credit card industry dynamics, has been the foundation of its growth in terms of managed credit card loans and accounts. As of December 31, 2001, Capital One had total reported assets of $28.2 billion, total reported liabilities of $24.9 billion and total stockholders' equity of $3.3 billion.



Capital One Bank

   Capital One's principal subsidiary is Capital One Bank, which we call the Bank. The Bank was incorporated in May 1994 and is a Virginia state-chartered limited-purpose credit card bank that offers credit card products. Capital One's principal asset is its equity interest in the Bank. As of December 31, 2001, the Bank constituted approximately 74% of Capital One's managed assets. The Bank offers a variety of credit card products, including:

  .  Visa and MasterCard brands;

  .  Platinum and Gold premium label cards;

  .  secured and unsecured standard product cards; and

  . United States and international offerings, with a current focus on the United Kingdom, Canada and France.

-----------------

/2/ Mastercard and Visa are registered trademarks of Mastercard International Incorporated and VISA USA, Inc., respectively.

Capital One, F.S.B.

   Capital One also has a federally chartered savings bank subsidiary, Capital One, F.S.B., which we call the Savings Bank. The Savings Bank was established in June 1996 to offer consumer lending products and deposits. The Savings Bank currently offers multiple financial products and services by using Capital One's IBS and information technology systems.

Information-Based Strategy

   Capital One's IBS allows it to differentiate among customers based on their credit risk, credit card usage and other characteristics. Its IBS involves:

  .  developing sophisticated credit models;

  .  enhancing state of the art information systems;

  . recruiting and keeping well-trained personnel to create a flexible working culture; and

  . segmenting potential customer lists based on credit scores, demographics, customer behavioral characteristics and other criteria.

   Capital One uses its IBS to design customized products and solicitations for targeted customer segments. This leads to greater customer response levels and eventually increased revenues within its risk models.

   Capital One applies its IBS to all areas of its business, including solicitations, account management, credit line management, pricing strategies, usage stimulation, collections, recoveries, and account and balance retention. Some examples of Capital One's use of its IBS in the credit card business include, and are expected to continue to include, various low introductory and intermediate-rate balance transfer products and other customized credit card products. Capital One has expanded its IBS beyond its credit card business and uses it in other financial and non-financial businesses to identify new product opportunities and to make informed investment decisions regarding its existing products. These products and services include selected non-credit card consumer lending products, such as automobile financing and installment lending.

Supervision, Regulation and Other Matters

   The following discussion describes some of the elements of the comprehensive regulatory framework applicable to Capital One and its subsidiaries.

   Capital One Bank. The Bank is a banking corporation chartered under Virginia law and a member of the Federal Reserve System. The Bank's deposits are insured by the Bank Insurance Fund, or the BIF, of the Federal Deposit Insurance Corporation, or the FDIC. In addition to regulatory requirements imposed as a result of the Bank's international operations (discussed below), the Bank is subject to comprehensive regulation and periodic examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission, or the Bureau of Financial Institutions, the Board of Governors of the Federal Reserve System, or the FRB, the Federal Reserve Bank of Richmond and the FDIC. The Bank is not a "bank" under the Bank Holding Company Act of 1956, as amended, or the BHCA, because it:

  .  engages only in credit card operations;

  . does not accept demand deposits or deposits that the depositor may withdraw by check or similar means for payment to third parties or others;

  . does not accept any savings or time deposits of less than $100,000, other than as permitted as collateral for extensions of credit;

  .  maintains only one office that accepts deposits; and

  .  does not engage in the business of making commercial loans.

   Due to the Bank's status as a limited-purpose credit card bank, Capital One's non-credit card operations must be conducted in other operating subsidiaries of Capital One.

   Capital One, F.S.B. The Savings Bank is a federal savings bank chartered by the Office of Thrift Supervision, or the OTS, and is a member of the Federal Home Loan Bank System. Its deposits are insured by the Savings Association Insurance Fund of the FDIC. The Savings Bank is subject to comprehensive regulation and periodic examination by the OTS and the FDIC.

   Capital One Financial Corporation. Capital One is not a bank holding company under the BHCA as a result of its ownership of the Bank because the Bank is not a "bank" as defined under the BHCA. If the Bank failed to meet the credit card bank exemption criteria described above, its status as an insured depository institution would make Capital One subject to the provisions of the BHCA, including certain restrictions as to the types of business activities in which a bank holding company and its affiliates may engage. Becoming a bank holding company under the BHCA would affect Capital One's ability to engage in certain non-banking businesses. In addition, for purposes of the BHCA, if the Bank failed to qualify for the credit card bank exemption, any entity that acquired direct or indirect control of the Bank and also engaged in activities not permitted for bank holding companies could be required either to discontinue the impermissible activities or to divest itself of control of the Bank.

   As a result of Capital One's ownership of a single savings association, the Savings Bank, Capital One is a unitary savings and loan holding company subject to regulation by the OTS and the provisions of the Savings and Loan Holding Company Act. As a unitary savings and loan holding company, Capital One generally is not restricted under existing laws as to the types of business activities in which it may engage as long as the Savings Bank continues to meet the qualified thrift lender test, or the QTL Test. If Capital One ceased to be a unitary savings and loan holding company as a result of its acquisition of an additional savings institution, as a result of the failure of the Savings Bank to meet the QTL Test or as a result of a change in control of the Savings Bank, the types of activities that Capital One and its non-savings association subsidiaries would be able to engage in would generally be limited to those eligible for bank holding companies.

   Under the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, or the Act, certain bank holding companies may engage in an expanded range of activities, including the securities and insurance businesses. To do so, a bank holding company must voluntarily elect to become a new type of company called a "financial holding company." While these changes are significant in their impact upon the traditional banking, securities and insurance industries, the impact upon Capital One is less significant in light of the fact that Capital One is regulated as a unitary thrift holding company and not as a bank holding company or a financial holding company. As a result, Capital One may engage in both the full range of activities authorized for bank or financial holding companies and additional non-banking activities typically impermissible for such entities. In addition, the Act permits a limited-purpose credit card bank such as the Bank to establish one or more foreign banking subsidiaries that are not subject to the business line limitations credit card banks face in the United States. Therefore, such foreign banking subsidiaries could engage in non-credit card lending and could accept retail deposits overseas.

   While the Act does not impact the permissible range of the Bank's activities, it does impose some limitations on the future activities of unitary thrift holding companies. Existing unitary thrift holding companies such as Capital One are "grandfathered" with full powers to continue and expand their current activities. Grandfathered unitary thrift holding companies, however, may not be acquired by non-financial companies and maintain their grandfathered powers. In addition, if a grandfathered unitary thrift holding company is acquired by a financial company that does not have such grandfather rights, it may lose its ability to engage in certain non-banking activities otherwise ineligible for bank holding companies or financial holding companies.

   Capital One is also registered as a financial institution holding company under Virginia law and as such is subject to periodic examination by the Bureau of Financial Institutions.

   The Bank has filed applications with the FRB and the Bureau of Financial Institutions seeking to merge the Bank and the Savings Bank. If approved, the Bank would be the surviving institution, and would, concurrently with the merger, convert from a state-chartered limited-purpose credit card bank to a state-chartered savings bank. The resulting institution would retain the name "Capital One Bank," as well as its membership in the Federal Reserve System. The merger would not change the regulatory status of Capital One, which would remain a grandfathered unitary thrift holding company and would not be subject to the activity limitations applicable to a bank holding company or a financial holding company.

   Capital One's automobile financing activities fall under the scrutiny of the state agencies having supervisory authority under applicable sales finance laws or consumer finance laws in most states.

   Dividends and Transfers of Funds. Dividends to Capital One from its direct and indirect subsidiaries represent a major source of funds for Capital One to pay dividends on its stock, make payments on its debt securities and meet its other obligations. There are various federal and Virginia law limitations on the extent to which the Bank and the Savings Bank can finance or otherwise supply funds to Capital One through dividends, loans or otherwise. These limitations include minimum regulatory capital requirements, FRB, OTS and Virginia law requirements concerning the payment of dividends out of net profits or surplus, Sections 23A and 23B of the Federal Reserve Act governing transactions between an insured depository institution and its affiliates and general federal and Virginia regulatory oversight to prevent unsafe or unsound practices. In general, federal banking laws prohibit an insured depository institution, such as the Bank and the Savings Bank, from making dividend distributions if the distributions are not paid out of available earnings or would cause the institution to fail to meet applicable capital adequacy standards. In addition, the Savings Bank is required to give the OTS at least 30 days' advance notice of any proposed dividend. Under OTS regulations, other limitations apply to the Savings Bank's ability to pay dividends, the magnitude of which depends upon the extent to which the Savings Bank meets its regulatory capital requirements. In addition, under Virginia law, the Bureau of Financial Institutions may limit the payment of dividends by the Bank if the Bureau of Financial Institutions determines that a limitation would be in the public interest and necessary for the Bank's safety and soundness.


   Capital Adequacy. The Bank and the Savings Bank are currently subject to capital adequacy guidelines adopted by the FRB and the OTS, respectively. For a further discussion of the capital adequacy guidelines, see Capital One's Annual Report on Form 10-K and its consolidated financial statements incorporated by reference in this prospectus.


   In January 2001, the Basel Committee on Banking Supervision issued for public comment a proposal to revise significantly the current international capital adequacy accord, the purpose of which is to ensure that banking organizations maintain prudent levels of capital, to make regulatory capital standards more reflective of banking risks, and to provide incentives for organizations to enhance their risk management capabilities. If ultimately adopted, this proposal may require some banks to increase their current capital levels.

   FDICIA. The Federal Deposit Insurance Corporation Improvement Act of 1991, or FDICIA, provides for expanded regulation of banks and savings banks, including expanded federal banking agency examinations, and requires federal bank regulatory authorities to take "prompt corrective action," or PCA, in respect of insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital ratio levels: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The capital categories are determined solely for the purposes of applying FDICIA's PCA provisions, as discussed below, and such capital categories may not constitute an accurate representation of the overall financial condition or prospects of the Bank or the Savings Bank.

   As of December 31, 2001, the Bank and the Savings Bank met the requirements for a "well capitalized" institution. A "well capitalized" classification should not necessarily be viewed as describing the condition or future prospects of a depository institution, including the Bank and the Savings Bank.

   Under FDICIA's PCA system, an insured depository institution in the "undercapitalized category" must submit a capital restoration plan guaranteed by its parent company. The liability of the parent company under this guarantee is limited to the lesser of 5.00% of the insured depository institution's assets at the time it became undercapitalized or the amount needed to comply with the plan. An insured depository institution in the "undercapitalized category" also is subject to limitations in numerous areas, including, but not limited to, asset growth, acquisitions, branching, new business lines, acceptance of brokered deposits and borrowings from the FRB. Progressively more burdensome restrictions are applied to insured depository institutions in the undercapitalized category that fail to submit or implement a capital plan and to insured depository institutions that are in the significantly undercapitalized or critically undercapitalized categories. In addition, an insured depository institution's primary federal banking agency is authorized to downgrade the institution's capital category to the next lower category upon a determination that the institution is in an unsafe or unsound condition or is engaged in an unsafe or unsound practice. An unsafe or unsound practice can include receipt by the institution of a less than satisfactory rating on its most recent examination with respect to its capital, asset quality, management, earnings, liquidity and sensitivity to market risk.

   "Critically undercapitalized" insured depository institutions (which are defined to include institutions that still have a positive net worth) may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on their subordinated debt (subject to certain limited exceptions). Thus, in the event an institution became "critically undercapitalized," it would generally be prohibited from making payments on its subordinated debt securities. In addition, "critically undercapitalized" institutions are subject to appointment of a receiver or conservator.

   FDICIA also requires the FDIC to implement a system of risk-based premiums for deposit insurance pursuant to which the premiums paid by a depository institution will be based on the probability that the FDIC will incur a loss in respect of that institution. The FDIC has since adopted a system that imposes insurance premiums based upon a matrix that takes into account an institution's capital level and supervisory rating.

   The Bank and the Savings Bank may accept brokered deposits as part of their funding. Under FDICIA, only "well capitalized" and "adequately capitalized" institutions may accept brokered deposits. "Adequately capitalized" institutions, however, must first obtain a waiver from the FDIC before accepting brokered deposits, and these deposits may not pay rates that significantly exceed the rates paid on deposits of similar maturity from the institution's normal market area or the national rate on deposits of comparable maturity, as determined by the FDIC, for deposits from outside the institution's normal market area.

   Liability for Commonly-Controlled Institutions. Under the "cross-guarantee" provision of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA, insured depository institutions such as the Bank and the Savings Bank may be liable to the FDIC in respect of any loss or reasonably anticipated loss incurred by the FDIC resulting from the default of, or FDIC assistance to, any commonly-controlled insured depository institution. The Bank and the Savings Bank are commonly controlled within the meaning of the FIRREA cross-guarantee provision.


   Investment Limitation and the QTL Test. Federally chartered savings banks such as the Savings Bank are subject to certain investment limitations. For example, federal savings banks are not permitted to make consumer loans, such as certain open-end or closed-end loans for personal, family or household purposes, excluding credit card loans, in excess of 35% of the savings bank's assets. Federal savings banks are also required to meet the QTL Test, which generally requires a savings bank to maintain at least 65% "portfolio assets" (total assets less (i) specified liquid assets up to 20% of total assets, (ii) intangibles, including goodwill and (iii) property used to conduct business in certain "qualified thrift investments" (residential mortgages and related investments, including certain mortgage-backed and mortgage-related investments, small business-related securities, certain state and federal housing investments, education loans and credit card loans)) on a monthly basis in nine out of every 12 months. Failure to qualify under the QTL Test could subject the Savings Bank to substantial restrictions on its activities, including the activity restrictions that apply generally to bank holding companies and their affiliates and potential loss of grandfathered rights under the Act. As of December 31, 2001, 82% of the Savings Bank's portfolio assets were held in qualified thrift investments, and the Savings Bank was in compliance with the QTL Test.

   Subprime Lending Guidelines. On January 31, 2001, the federal banking agencies, including the FRB and the OTS, issued "Expanded Guidance for Subprime Lending Programs," or the Guidelines. The Guidelines, while not constituting a formal regulation, provide guidance to the federal bank examiners regarding the adequacy of capital and loan loss reserves held by insured depository institutions engaged in subprime lending. The Guidelines adopt a broad definition of "subprime" loans which likely covers more than one-third of all consumers in the United States. Because Capital One's business strategy is to provide credit card products and other consumer loans to a wide range of consumers, a portion of the Bank's loan assets may be viewed by the examiners as "subprime." Thus, under the Guidelines, bank examiners could require the Bank or the Savings Bank to hold additional capital (up to one and one-half to three times the minimally required level of capital, as set forth in the Guidelines), or additional loan loss reserves, against such assets. As described above, at December 31, 2001, the Bank and the Savings Bank each met the requirements for a "well-capitalized" institution, and management believes that each institution is holding an appropriate amount of capital or loan loss reserves against higher risk assets. Management also believes the Bank and the Savings Bank have general risk management practices in place that are appropriate in light of their business strategy. Significantly increased capital or loan loss reserve requirements, if imposed, however, could have a material impact on Capital One's consolidated financial statements.


   Regulation of Lending Activities. The activities of the Bank and the Savings Bank as consumer lenders also are subject to regulation under various federal laws, including the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act and the Soldiers' and Sailors' Civil Relief Act, as well as under various state laws. Depending on the underlying issue and applicable law, regulators are often authorized to impose penalties for violations of these statutes and, in some cases, to order the Bank and the Savings Bank to compensate injured borrowers. Borrowers may also have a private right of action to bring actions for some violations. Federal bankruptcy and state sales finance laws (in the area of Capital One's automobile financing business) and state debtor relief and collection laws also affect the ability of the Bank and the Savings Bank to collect outstanding balances owed by borrowers.



   Privacy. The Act requires a financial institution to disclose its privacy policy to customers and consumers, and requires that such customers and consumers be given a choice (through an opt-out notice) to forbid the sharing of non-public personal information about them with non-affiliated third persons. Capital One has a written privacy policy posted on its web site which it will deliver to each of its customers when the customer relationship begins, and annually thereafter, in compliance with the Act. Under that policy, Capital One, the Bank and the Savings Bank protect the security of information about their customers, educate their employees about the importance of protecting customer privacy, and allow their customers to remove their names from the solicitation lists they use and share with others. Capital One, the Bank and the Savings Bank require business partners with whom they share such information to abide by the redisclosure and reuse provisions of the Act. Capital One, the Bank and the Savings Bank have developed and implemented programs to fulfill the expressed requests of customers and consumers to opt out of information sharing subject to the Act. With respect to Capital One's newly acquired subsidiary, PeopleFirst, Inc., Capital One is in the process of migrating PeopleFirst's privacy policy to be in accordance with Capital One's. As Capital One's, the Bank's and the Savings Bank's regulators establish further guidelines for addressing customer privacy issues, Capital One and the Bank may need to amend their privacy policies and adapt their internal procedures.

   In addition to adopting federal requirements regarding privacy, the Act also permits individual states to enact stricter laws relating to the use of customer information. Vermont has done so by regulation, and many states, notably California, are expected to consider such proposals which may impose additional requirements or restrictions on Capital One, the Bank and the Savings Bank.

   Investment in Capital One, the Bank and the Savings Bank. Certain acquisitions of Capital One's, the Bank's or the Savings Bank's capital stock may be subject to regulatory approval or notice under federal or Virginia law. Investors are responsible for ensuring that they do not, directly or indirectly, acquire shares of Capital One's capital stock in excess of the amount which can be acquired without regulatory approval.

   The Bank and the Savings Bank are each "insured depository institutions" within the meaning of the Change in Bank Control Act. Because of this, federal law and regulations prohibit any person or company from acquiring control of Capital One without, in most cases, prior written approval of the FRB or the OTS, as applicable. Control is conclusively presumed if, among other things, a person or company acquires more than 25% of any class of Capital One's voting stock. A rebuttable presumption of control arises if a person or company acquires more than 10% of any class of voting stock and is subject to any of a number of specified "control factors" as set forth in the applicable regulations.

   Although the Bank is not a "bank" within the meaning of Virginia's reciprocal interstate banking legislation (Chapter 15 of Title 6.1 of the Code of Virginia), it is a "bank" within the meaning of Chapter 13 of Title 6.1 of the Code of Virginia governing the acquisition of interests in Virginia financial institutions, or the Financial Institution Holding Company Act. The Financial Institution Holding Company Act prohibits any person or entity from acquiring or making any public offer to acquire control of a Virginia financial institution or its holding company without making application to and receiving prior approval from the Bureau of Financial Institutions.

   International Regulation. The Bank also faces regulation in certain foreign jurisdictions where it currently, and may in the future, operate. Those regulations may be similar to or substantially different from the regulatory requirements the Bank faces in the United States. In the United Kingdom, the Bank operates through the UK Bank, which was established in 2000. The UK Bank is regulated by the Financial Services Authority, or the FSA, and licensed by the Office of Fair Trading, or the OFT. The UK Bank is an "authorized deposit taker" and thus is able to take consumer deposits in the UK. The UK Bank has also been granted a full license by the OFT to issue consumer credit under the UK's Consumer Credit Act - 1974. The FSA requires the UK Bank to maintain certain capital ratios at all times. In addition, the UK Bank is limited by the UK Companies Act - 1985 in its distribution of dividends to the Bank in that such dividends may only be paid out of the UK Bank's "distributable profits."

   In Canada, the Bank operates principally through a recently established branch of the Bank, or the Canadian Branch, which, like the Bank is engaged solely in the issuance of credit cards. Capital One's installment loan business in Canada is conducted through a separately incorporated finance company subsidiary of Capital One. The Canadian Branch is considered a federally regulated financial institution under the Canadian Bank Act, and is authorized and supervised by the Canadian Office of the Superintendent of Financial Institutions.

   In France, the Bank operates through a branch of the UK Bank that was established under the European Union's passport authority. This branch issues credit cards and installment loans.

   Interstate Taxation. Several states have passed legislation which attempts to tax the income from interstate financial activities, including credit cards, derived from accounts held by local state residents. Based on the volume of Capital One's business in these states and the nature of the legislation passed to date, we currently believe that this development will not materially affect Capital One's financial condition. The states may also consider legislation to tax income derived from transactions conducted through the Internet. The Bank and the Savings Bank currently solicit accounts and take account information via the Internet. It is unclear at this time, however, whether and in what form any such legislation will be adopted, or if adopted, what its impact on the Bank and the Savings Bank would be.

   Legislation. Legislation has been introduced requiring additional disclosures for credit cards and other types of consumer lending. Such legislation could place additional restrictions on the practices of credit card issuers and consumer lenders generally. Additional proposals have been made to change existing federal bankruptcy laws, to expand the privacy protections afforded to customers of financial institutions, and to reform the federal deposit insurance system. It is unclear at this time whether and in what form any legislation will be adopted or, if adopted, what its impact on the Bank, the Savings Bank or Capital One would be. Congress or individual states may in the future consider other legislation that would materially affect the banking or credit card industries.

                                USE OF PROCEEDS

   Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of our debt securities, equity securities, stock purchase contracts and equity units for general corporate purposes in the ordinary course of our business, including the reduction of short-term debt, possible acquisitions, investments in, or extensions of credit to, our subsidiaries and investments in securities.

   We may temporarily invest any funds not required immediately for purposes described above in short-term marketable securities. Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings (in addition to our funding activities in the ordinary course of business) of a character and amount to be determined as the need arises. For current information, look at our current filings with the SEC. See "Where You Can Find More Information."

                               FINANCIAL RATIOS

   Capital One's consolidated ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

                                         Nine Months
                                            Ended
                                        September 30, Years Ended December 31,
                                        ------------- ------------------------
                                         2001   2000  2000 1999 1998 1997 1996
                                        ----   ----   ---- ---- ---- ---- ----
 Earnings to Fixed Charges:
    Including Interest on Deposits..... 1.86   1.95   1.91 2.05 2.02 1.87 1.83
    Excluding Interest on Deposits..... 2.84   2.48   2.48 2.39 2.21 1.99 2.02
 Earnings to Combined Fixed Charges and
   Preferred Stock Dividends:
    Including Interest on Deposits..... 1.86   1.95   1.91 2.05 2.02 1.87 1.83
    Excluding Interest on Deposits..... 2.84   2.48   2.48 2.39 2.21 1.99 2.02

   The ratio of earnings to fixed charges is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges. The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing income before income taxes and fixed charges less interest capitalized during such period, net of amortization of previously capitalized interest, by fixed charges and preferred stock dividend requirements. Fixed charges consist of interest, expensed or capitalized, on borrowings (including or excluding deposits, as applicable), and the portion of rental expense which is deemed representative.

                        DESCRIPTION OF DEBT SECURITIES

   Capital One may from time to time issue and sell debt securities which will be Capital One's direct unsecured general obligations. These debt securities are described below and will be senior debt securities or subordinated debt securities and any senior or subordinated debt securities that may be part of an equity unit, all of which are called debt securities. The senior debt securities and the subordinated debt securities will be issued under one or more separate indentures between Capital One and BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee, or another indenture trustee named in the applicable prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and the subordinated indenture are called the indentures, and the senior indenture trustee and the subordinated indenture trustee are called the indenture trustees.

   We have summarized selected provisions of the indentures below. The summary is not complete. A copy of the senior indenture and the form of subordinated indenture have been incorporated by reference as exhibits to the registration statement of which this prospectus is a part and have been qualified as indentures under the Trust Indenture Act. You should read the indentures for provisions that may be important to you. You should also consider applicable provisions of the Trust Indenture Act. In the summary below, we have included references to section numbers so that you can easily locate these provisions. The particular terms of any debt securities Capital One offers will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the debt securities described below and in the indentures. For a description of the terms of any series of debt securities, you should also review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision. Capitalized terms used in the summary have the meanings specified in the applicable indenture.

   As of the date of this prospectus, Capital One has issued the following notes under the senior indenture:

  . notes with a maturity date of 2003, an aggregate principal amount of $125,000,000 and an interest rate of 7 1/4%;

  . notes with a maturity date of 2006, an aggregate principal amount of $225,000,000 and an interest rate of 7 1/4%;

  . notes with a maturity date of 2008, an aggregate principal amount of $200,000,000 and an interest rate of 7 1/8%; and

  . notes with a maturity date of 2007, an aggregate principal amount of $300,000,000 and an interest rate of 8 3/4%.

   As of the date of this prospectus, Capital One has not issued any series of debt securities under the subordinated indenture.

General

   The debt securities will be Capital One's direct unsecured obligations. The indentures do not significantly limit Capital One's operations. In particular, they do not:

  . limit the amount of debt securities that Capital One can issue under the indentures;

  . limit the number of series of debt securities that Capital One can issue from time to time;

  . limit or otherwise restrict the total amount of debt that Capital One or its subsidiaries may incur or the amount of other securities that Capital One may issue;

  . require Capital One or an acquiror to repurchase debt securities in the event of a "change in control"; or

  . contain any covenant or other provision that is specifically intended to afford any holder of the debt securities any protection in the event of highly leveraged transactions or similar transactions involving Capital One or its subsidiaries.

   The senior debt securities will rank equally with all of Capital One's other unsecured unsubordinated indebtedness. The subordinated debt securities will have a junior position to all of Capital One's senior indebtedness.

   Because Capital One is a holding company, dividends and fees from its subsidiaries are Capital One's principal source of revenues from which to repay the debt securities. Capital One's subsidiaries engaged in the banking or credit card business can only pay dividends if they are in compliance with applicable United States federal and state regulatory requirements. Capital One's right to participate in any asset distribution of any of its subsidiaries, on liquidation, reorganization or otherwise, will rank junior to the rights of all creditors of that subsidiary (except to the extent that Capital One may itself be an unsubordinated creditor of that subsidiary). The rights of holders of debt securities to benefit from those distributions will also be junior to prior claims of the creditors of Capital One's subsidiaries. Consequently, the debt securities will be effectively subordinated to all liabilities of Capital One's subsidiaries.

   Because Capital One is a holding company, its right to participate as a stockholder in any distribution of assets of any subsidiary, including the Bank and the Savings Bank, upon its liquidation, reorganization or winding-up, and thus the ability of holders of the debt securities to benefit, as creditors of Capital One, from the distribution, is subject to the prior claims of creditors of the subsidiary. The Bank and the Savings Bank are subject to claims by creditors for long-term and short-term debt obligations, including deposit liabilities, obligations for federal funds purchased and securities sold under repurchase agreements. There are also various legal limitations on the extent to which they may pay dividends or otherwise supply funds to Capital One or its affiliates. See "Capital One Financial Corporation--Supervision, Regulation and Other Matters--Dividends and Transfers of Funds."

Terms

   A prospectus supplement relating to the offering of any series of debt securities will include specific terms relating to the offering. These terms will include some or all of the following:

  .  the title and type of the offered debt securities;

  . any limit upon the aggregate principal amount of the offered debt securities;

  . the date or dates (including the maturity date) on which the principal will be payable and any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable; the interest rate, or method of calculating the interest rate, the date or dates from which interest will accrue and the interest payment dates; the manner of paying principal of and interest on the debt securities; and the place or places where principal, premium and interest will be payable;

  . the detailed terms and provisions of any optional or mandatory redemption provision;

  .  any limit upon the currency of the offered debt securities;

  .  any changes to the covenants or additional events of default or covenants;

  . any sinking fund or other provisions that would obligate Capital One to repurchase or otherwise redeem the debt securities;

  . whether the debt securities will be convertible into or exchangeable for Capital One's common stock or other securities or property and, if so, the terms of the conversion or exchange;

  . the percentage of the principal amount (expressed as a percentage of the aggregate principal amount) or price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

  . whether and upon what terms debt securities may be defeased (which means that Capital One would be discharged from its obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series); and

  . any other terms not inconsistent with the provisions of the indentures, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 301)

Form of the Debt Securities

   The indentures provide that Capital One may issue senior and subordinated debt securities, respectively, in registered form, in bearer form or in both registered and bearer form. Unless otherwise indicated in the applicable prospectus supplement, each series of senior and subordinated debt securities will be issued in registered form only, without coupons. Holders of "registered form" securities do not receive a physical certificate but instead are listed on the applicable indenture trustee's register for the applicable debt securities. (Section 305)

   The senior and subordinated debt securities may also be issued as original issue discount debt securities. "Original issue discount debt securities" are securities sold by Capital One for substantially less than their stated principal amount. Federal income tax consequences and other special considerations applicable to any original issue discount debt securities will be described in the applicable prospectus supplement. (Section 101)

   Unless otherwise indicated in the applicable prospectus supplement, Capital One will issue senior and subordinated debt securities in registered form, without coupons, in denominations of $1,000 or any whole number multiple of $1,000. Capital One will issue senior and subordinated debt securities in bearer form in denominations of $5,000 or any whole number of $5,000. (Section
302) There will be no service charge for any transfer, exchange or conversion of senior and subordinated debt securities, but Capital One or the applicable indenture trustee may require the holder to pay any tax or other governmental charge payable upon a transfer, exchange or conversion.

   If Capital One issues the debt securities in bearer form, the debt securities will have interest coupons attached, unless issued as original issue discount debt securities. "Bearer form" securities are payable to whomever physically holds them from time to time. Debt securities in bearer form will not be offered, sold, resold or delivered in connection with their original issuance in the United States or to any United States person other than through offices of certain United States financial institutions located outside the United States. Purchasers of debt securities in bearer form will be subject to certification procedures and may be affected by United States tax law limitations. These procedures and limitations will be described in the applicable prospectus supplement.

Registration, Transfer, Payment and Paying Agent

   Unless otherwise described in the applicable prospectus supplement, payments on the debt securities will be made at Capital One's office or agency maintained for that purpose. We have appointed an agency in New York, New York to make payments on the debt securities; however, we may change our agent from time to time. (Section 1002) Any transfer of the debt securities will be registerable at the same place. In addition, we may choose to pay interest by check mailed to the address in the security register of the person in whose name the debt security is registered at the close of business on the regular record date. (Sections 305 and 307)

   Unless otherwise indicated in the applicable prospectus supplement, payments of principal, premium, if any, and interest on debt securities in bearer form will be made at the office outside the United States specified in the applicable prospectus supplement and as we may designate from time to time. Payment can also be made by check or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in the applicable prospectus supplement, payment on debt securities in bearer form will be made only if the holder surrenders the coupon relating to the interest payment date. We will not make any payments on any debt security in bearer form at any office or agency in the United States, by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, (Section 1002)

Global Debt Securities

   The debt securities of a series may be issued in whole or in part in global form, which means that Capital One will deposit with the depositary identified in the applicable prospectus supplement one or more certificates representing the entire series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless it is exchanged in whole or in part for debt securities in definitive form, a global certificate may generally be transferred only as a whole unless it is being transferred to a nominee of the depositary. (Section 305)

   The applicable prospectus supplement will describe the specific terms of the depositary agreement governing a series of global senior or subordinated debt securities and any limitations and restrictions relating to a series of global senior or subordinated debt securities. (Section 305)

Covenants

   Under the indentures, we agree to the following:

  . Except as permitted under "--Consolidation, Merger and Sales of Assets," we will preserve and keep in full force and effect our corporate existence and the corporate existence of each of our significant subsidiaries, as defined below. We will also preserve and keep in full force and effect our and our significant subsidiaries' charter rights, statutory rights and franchises. Neither Capital One nor any significant subsidiary will be required to preserve these rights or franchises if Capital One or the significant subsidiary determines it is no longer desirable and that the loss is not disadvantageous in any material respect to the holder. (Section 1007)

  . Each of the indentures contains a covenant by us limiting our ability to dispose of the voting stock of a significant subsidiary. A "significant subsidiary" is any of our subsidiaries that constitutes 20% or more of our consolidated assets. This covenant generally provides that, as long as any of the debt securities are outstanding, neither Capital One nor any of its significant subsidiaries will, other than through a securitization of assets:

      . issue stock or securities convertible into stock of a significant subsidiary unless Capital One will own at least 80% of the subsidiary's voting stock after the issuance; or

      . consolidate with or merge into any other corporation, or convey, transfer or lease its property and assets substantially as an entity to any person other than Capital One or one of its subsidiaries, unless Capital One will own at least 80% of the surviving successor or other person. (Section 1005)

  . Neither Capital One nor its subsidiaries will pledge, encumber or grant a lien on a significant subsidiary's voting stock to secure indebtedness for borrowed money, unless the debt securities are equally and ratably secured by this pledge, encumbrance or lien, and Capital One would continue to control the subsidiary if the pledge, encumbrance or lien is exercised. (Section 1006)

Subordination of Subordinated Debt Securities

   Unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to subordinated debt securities. Section references are to sections of the subordinated indenture.

   Subordinated debt securities will be subordinated in right of payment to all Senior Indebtedness, as defined below. Payments on subordinated debt securities will also be effectively subordinated if:

  .  Capital One is involved in insolvency, bankruptcy or similar proceedings;
     or

  . Capital One fails to pay the principal of, premium, interest or some types of additional payments on or any sinking fund with respect to any Senior Indebtedness when due. (Section 1601)

   Because of this subordination, some of Capital One's creditors may receive more, ratably, than holders of subordinated debt securities if Capital One is insolvent.

   After all payments have been made to the holders of Senior Indebtedness, any holders of subordinated debt securities will be subrogated to the rights of holders of Senior Indebtedness upon any distribution of assets in any proceedings out of the distributive shares of subordinated debt securities. (Sections 1601 and 1602)

   "Senior Indebtedness" means the principal of and premium, if any, and interest, on, whether outstanding now or incurred later, (a) all indebtedness for money borrowed by Capital One, including indebtedness of others that Capital One guarantees, other than the subordinated debt securities and the junior subordinated debt securities and other indebtedness that is expressly stated as not senior, and (b) any amendments, renewals, extensions, modifications and refundings of any indebtedness, unless in either case the instrument evidencing the indebtedness provides that it is not senior in right of payment to the subordinated debt securities.

Consolidation, Merger and Sale of Assets

   Each indenture generally permits a consolidation or merger between Capital One and another corporation. Each also permits the sale by Capital One of all or substantially all of its property or assets. These events do not require the consent of the holders of any outstanding debt securities if:

  . the successor or purchaser is a corporation organized under the laws of the United States of America, any state or the District of Columbia and expressly assumes Capital One's obligations on the debt securities under each of the indentures;

  . immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing; and

  . Capital One has delivered to the applicable indenture trustee an officers' certificate and an opinion of counsel stating compliance with these provisions. (Section 801)

   The successor shall be substituted for Capital One as if it had been an original party to the indentures and the debt securities. Thereafter, the successor may exercise Capital One's rights and powers under the indentures and the debt securities and all of Capital One's obligations under those documents will terminate. (Section 802)

Exchange of Debt Securities

   Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in authorized denominations requested by the holders upon surrender of the registered debt securities at an office or agency Capital One maintains for that purpose and upon fulfillment of all other requirements set forth in the indentures. (Section 305)

Conversion and Exchangeability

   The holders of debt securities that are convertible into common stock or other securities will be entitled to convert the debt securities in some circumstances. The terms of any conversion will be described in the applicable prospectus supplement. (Section 1602)

   The holders of debt securities may be obligated to exchange them for common stock or other securities of Capital One in some circumstances. The terms of any exchange will be described in the applicable prospectus supplement. (Section 305)

Events of Default

   The indentures define an event of default for any series of senior or subordinated debt securities as any of the following events, unless otherwise provided in the applicable prospectus supplement:

  . failure to pay the interest or any additional amounts payable on any senior or subordinated debt securities when due and continuance of that default for 30 days (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to pay the principal of or any premium on any senior or subordinated debt securities when due (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to deposit any sinking fund payment when due (in the case of the subordinated indenture, whether or not payment is prohibited by the subordination provisions);

  . failure to perform any covenant or warranty in the applicable indenture, other than a covenant or warranty applicable only to another series of senior or subordinated debt securities, that continues for 60 days after Capital One is given written notice;

  . any event of default by Capital One, or any of its significant subsidiaries, under any mortgage, indenture or other instrument under which any indebtedness exceeding $10,000,000 becomes due and payable, if the acceleration is not rescinded or annulled within 30 days after written notice;

  . certain events of bankruptcy, insolvency or reorganization of Capital One or any of its significant subsidiaries; or

  . any other event of default included in any indenture or supplemental indenture. (Section 501)

   If an event of default occurs with respect to any series of senior or subordinated debt securities, the applicable indenture trustee will give the holders of those debt securities notice of the default under the terms of the applicable indenture. (Section 501)

   If an event of default with respect to any series of senior or subordinated debt securities occurs and continues, either the applicable indenture trustee or the holders of at least 25% of the aggregate principal amount of the outstanding senior or subordinated debt securities of that series may declare the principal amount or, if the senior or subordinated debt securities of that series are original issue discount debt securities, a specified portion of the principal amount of all the senior or subordinated debt securities of that series to be due and payable immediately. (Section 502)

   Payment of the principal of subordinated debt securities may be accelerated only in the case of certain events of bankruptcy, insolvency or reorganization. Subordinated debt securities cannot be accelerated if Capital One defaults in its performance of any other covenant, including payment of principal or interest. Any time after a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the majority holders may, under certain circumstances, void the declaration. "Majority holders" are the holders of a majority of the aggregate principal amount of outstanding senior or subordinated debt securities of that series. (Section 502)

   Other than its duties in the case of a default, the applicable indenture trustee is not obligated to exercise any of its rights or powers under any senior or subordinated indenture at the request or direction of any of the holders, unless those holders offer the applicable indenture trustee reasonable indemnity. (Section 601) If the holders provide this reasonable indemnification, the majority holders may direct the time, method and place of conducting any proceeding for any remedy available to the applicable indenture trustee, or exercising any trust or power conferred on the applicable indenture trustee, for the senior or subordinated debt securities of that series. (Section 512)

   A holder does not have the right to institute a proceeding, appoint a receiver or a trustee, or commence any other remedy, unless:

  . the holder gives the applicable indenture trustee written notice of a continuing event of default;

  . the majority holders have made written request, and offered reasonable indemnity, to the applicable indenture trustee to institute the proceeding as trustee; and

  . the applicable indenture trustee has not received an inconsistent request from the majority holders and has failed to institute a proceeding within 60 days. (Section 507)

   However, these limitations do not apply to a suit for the enforcement of payment or conversion rights instituted on or after the respective due dates of the senior and subordinated debt securities. (Section 508)

Waivers

   The holders of at least 50% of the aggregate principal amount of the outstanding senior and subordinated debt securities of each series may, on behalf of all holders of that series, waive Capital One's compliance with

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certain restrictive provisions of the applicable indenture. They may also waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest or in the performance of certain covenants. (Sections 513 and 1008)

Amendments

   Unless provided otherwise in the applicable prospectus supplement, Capital One and the applicable trustee may modify and amend an indenture with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding senior and subordinated debt securities of each series issued under the applicable indenture and affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder of debt securities affected by the modification or amendment:

  .  change the stated maturity of any debt security;

  . reduce the principal amount of, or the premium, if any, or, except as otherwise provided in the applicable prospectus supplement, interest on, any debt security, including, in the case of an original issue discount senior or subordinated debt security, the amount payable upon acceleration of the maturity of that debt security;

  . in the case of the subordinated indenture, modify the subordination provisions in a manner adverse to the holders of those debt securities;

  . reduce the percentage in principal amount of outstanding debt securities of any series; or

  . adversely affect the right of any holder of convertible debt securities or exchangeable senior or subordinated debt securities to convert or exchange. (Section 902)

   Except as otherwise provided in the applicable prospectus supplement, Capital One and the applicable indenture trustee may modify and amend an indenture without the consent of any holder for any of the following purposes:

  .  to evidence the succession of another person to Capital One;

  . to add to the covenants of Capital One for the benefit of the holders of all or any series of debt securities;

  .  to add events of default;

  . to add or change any provisions of the applicable indenture to facilitate the issuance of bearer debt securities;

  . to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of debt securities;

  . to establish the form or terms of debt securities of any series and any related coupons;

  . to evidence and provide for the acceptance of appointment by a successor trustee;

  . to cure any ambiguity, defect or inconsistency in the applicable indenture, provided the action does not materially adversely affect the interests of the holders of any debt securities or related coupons;

  . to supplement any of the provisions of the applicable indenture if necessary to permit or facilitate the defeasance and discharge of any series of debt securities, as long as the action does not materially adversely affect the interests of the holders of any debt securities or related coupons;

  .  to secure the debt securities; and

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  .  to amend or supplement any provision of the applicable indenture or any supplemental indenture, provided that the amendment or supplement does not materially adversely affect the interests of the holders of outstanding debt securities. (Section 901)

Legal Defeasance and Covenant Defeasance

   If the applicable prospectus supplement provides for defeasance, Capital One may elect to pay and discharge its obligations on the applicable debt securities if:

  . no event of default has occurred and is continuing, or would occur upon the giving of notice or lapse of time at the time of the satisfaction and discharge;

  . Capital One deposits with the applicable indenture trustee sufficient cash or government securities to pay all the principal, any premium and any other sums due through the stated maturity or redemption date of the applicable debt securities of the series;

  . Capital One pays all other sums due with respect to the outstanding debt securities of the series;

  . Capital One delivers an opinion of counsel to the effect that the holders will have no federal income tax consequences as a result of the deposit or defeasance; and

  . Capital One delivers a certificate of its independent public accountants as required by the applicable indenture. (Section 402)

   If this happens, the holders of the applicable debt securities of the series will not be entitled to the benefits of the applicable indenture, except for the registration of transfer or exchange of applicable debt securities and the replacement of stolen, lost or mutilated debt securities. (Section 306)

Determining the Outstanding Debt Securities

   Capital One will consider the following factors in determining whether the holders of the requisite principal amount of outstanding debt securities have given the proper notice under the applicable indenture:

  . the portion of the principal amount of an original issue discount debt security that will be deemed to be outstanding will be the portion of the principal amount that would be declared to be due and payable on that date;

  . the principal amount of any indexed security will be the principal face amount of the indexed security determined on the date of its original issuance;

  . the principal amount of any debt security denominated in one or more foreign currency units shall be the U.S. dollar equivalent based on the applicable exchange rate or rates at the time of sale; and

  . any debt security owned by Capital One or any other obligor, or any of their affiliates, will be treated as not outstanding. (Section 101)

Governing Law

   The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Indenture Trustees

   In the normal course of business, Capital One and its subsidiaries conduct banking transactions with the indenture trustees, and the indenture trustees conduct banking transactions with Capital One and its subsidiaries.

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                        DESCRIPTION OF PREFERRED STOCK

   The following description summarizes the general terms and provisions of Capital One's authorized preferred stock. If Capital One offers preferred stock, it will describe the specific designations and rights of this stock in a prospectus supplement and will file the description with the SEC. Terms which could be included in a prospectus supplement include:

  .  the designation of the preferred stock and the number of shares offered;

  .  the amount of liquidation preference per share;

  .  the price at which the preferred stock will be issued;

  . the dividend rate, or its method of calculation, and the dates on which dividends will be payable;

  . whether the dividends will be cumulative or non-cumulative, and, if cumulative, the dates from which dividends will commence to cumulate;

  .  any redemption or sinking fund provisions of the preferred stock;

  . whether Capital One has elected to offer depositary shares, as described below;

  . the terms and conditions, if any, upon which the preferred stock will be convertible into common stock or other securities; and

  . any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the preferred stock.

   Preferred stock will have the dividend, liquidation, and voting rights described below, unless otherwise provided in the applicable prospectus supplement. You should read the prospectus supplement relating to any series of preferred stock for the series' specific terms.

General

   Capital One's Restated Certificate of Incorporation authorizes its Board of Directors, or the Board, to issue one or more series of preferred stock, par value $.01 per share, without the approval of Capital One's stockholders. The Board can also determine the terms, including preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, of any preferred stock. Currently, 50,000,000 shares are classified as preferred stock under Capital One's Restated Certificate of Incorporation and no shares of preferred stock are outstanding. Capital One has designated 1,000,000 shares of the preferred stock as cumulative participating junior preferred stock, which may be issued upon the exercise and conversion of certain "Rights," as defined below, which are attached to each share of its common stock. Before issuing a series of preferred stock, the Board will adopt resolutions creating and designating the series of preferred stock.

   The preferred stock will, when issued, be fully paid and non-assessable and have no preemptive rights. Unless otherwise specified in a prospectus supplement, each series of the preferred stock will rank equally as to dividends and liquidation rights in all respects with each other series of the preferred stock. You should read the applicable prospectus supplement relating to any series of preferred stock for that series' specific terms.

Dividend Rights

   Holders of preferred stock will receive, when, as and if declared by the Board, dividends at rates and on the dates described in the applicable prospectus supplement. Each dividend will be payable to the holders of record as they appear on the stock record books of Capital One or, if applicable, the records of the depositary referred to under "--Depositary Shares," on the record dates fixed by the Board or its committee. Dividends on any series of preferred stock may be cumulative or non-cumulative. Capital One's ability to pay dividends on the preferred

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

stock depends on the ability of the Bank and the Savings Bank to pay dividends to Capital One. The ability of Capital One, the Bank and the Savings Bank to pay dividends in the future is subject to bank regulatory requirements and capital guidelines and policies established by the FRB. See "Capital One Financial Corporation--Supervision, Regulation and Other Matters."

   Capital One will not declare or pay or set apart funds for the payment of dividends on any securities which rank equally with the preferred stock unless Capital One has paid or set apart funds for the payment of dividends on the preferred stock. If full dividends are not paid, the preferred stock will share dividends pro rata with any equally ranked securities.

Voting Rights

   Unless indicated in the applicable prospectus supplement relating to a particular series of preferred stock or expressly required by law, the holders of the preferred stock will not have any voting rights.

Rights upon Liquidation

   If Capital One liquidates, dissolves or winds up its affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions. These will be in the amounts set forth in the applicable prospectus supplement, plus accrued and unpaid dividends and, if the series of the preferred stock is cumulative, accrued and unpaid dividends for all prior dividend periods. If Capital One does not pay in full all amounts payable on any series of preferred stock, the holders of the preferred stock will share proportionately with any equally ranked securities in any distribution of Capital One's assets. After the holders of any series of preferred stock are paid in full, they will not have any further claim to any of Capital One's remaining assets.

   Because Capital One is a holding company, the rights of its stockholders to participate in the assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that Capital One may itself be a creditor with recognized claims against the subsidiary.

Redemption

   A series of preferred stock may be redeemable, in whole or in part, at the option of Capital One or the holder of the stock, and may be subject to mandatory redemption pursuant to a sinking fund, under the terms included in any applicable prospectus supplement.

   In the event of partial redemptions of preferred stock, the Board or its committee will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the Board or its committee determines to be equitable.

   On and after a redemption date, unless Capital One defaults in the payment of the redemption price, dividends will cease to accrue on shares of preferred stock which were called for redemption. In addition, all rights of holders of the preferred shares will terminate except for the right to receive the redemption price.

Conversion

   The applicable prospectus supplement for any series of preferred stock will state the terms and conditions, if any, on which shares of that series are convertible into Capital One's common stock or other securities, including:

  . the number of shares of common stock or other securities into which the shares of preferred stock are convertible;

  .  the conversion price or manner of calculation;

  .  the conversion period;

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  .  provisions as to whether conversion will be at the option of the holders of the preferred stock or Capital One, if applicable;

  .  any events requiring an adjustment of the conversion price; and

  . provisions affecting conversion in the event of the redemption of the series of preferred stock.

Depositary Shares

   Capital One may, at its option, elect to offer fractional shares of preferred stock, or "depositary shares," rather than full shares of preferred stock. In that event, Capital One will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement between Capital One and the depositary named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be set forth in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC.

                          DESCRIPTION OF COMMON STOCK

   Capital One is authorized to issue 1,000,000,000 shares of common stock, par value $.01 per share. As of December 31, 2001, 217,656,985 shares were issued and outstanding. The common stock is traded on the New York Stock Exchange under the symbol "COF." All outstanding shares of common stock are and will be fully paid and non-assessable.

   The following summary is not complete and you should refer to the applicable provisions of the Delaware General Corporation Law and Capital One's Restated Certificate of Incorporation and Bylaws for additional information. See "Where You Can Find More Information."

Voting and Other Rights

   Each share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. A majority vote is required for all actions to be taken by stockholders, except that directors are elected by a plurality of the votes cast. Stockholders do not have cumulative voting rights in the election of directors, which means that the holders of more than 50% of the shares voting in an election of directors can elect all of the directors. Shares of common stock also do not have any preemptive, subscription, redemption, sinking fund or conversion rights.

Distribution

   Common stock dividends are subject to preferences, if any, on any outstanding shares of preferred stock. Dividends must be declared by the Board out of legally available funds. If Capital One liquidates, dissolves or winds up its affairs, common stockholders are entitled to share proportionately in the assets available for distribution to holders of common stock.

Anti-Takeover Legislation

   Capital One is a Delaware corporation and is governed by Section 203 of the Delaware General Corporation Law. This provision generally states that, subject to some exceptions, a corporation cannot engage in any business combination with any "interested stockholder" for three years after the time that the stockholder became

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an interested stockholder unless the corporation's stockholders approve the business combination. Delaware law defines an interested stockholder to include any person, and its affiliates and associates, that owns 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years prior to the relevant date.

   Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to enter into some business combinations and transactions with a corporation for a three-year period. Although stockholders may elect to exclude a corporation from Section 203's restrictions, Capital One's Restated Certificate of Incorporation and Bylaws do not exclude Capital One from Section 203's restrictions. The provisions of
Section 203 may encourage companies interested in acquiring Capital One to negotiate in advance with the Board, since Section 203 permits the Board, without stockholder approval, to approve a business combination with an interested stockholder or the transaction which causes a person to become an interested stockholder. Business combinations are discussed more fully below.

Capital One's Certificate of Incorporation and Bylaw Provisions

   Certain provisions in Capital One's Restated Certificate of Incorporation and Bylaws could make more difficult or discourage a tender offer, proxy contest or other takeover attempt that is opposed by the Board but which might be favored by the stockholders. The Restated Certificate of Incorporation and Bylaws are filed as exhibits to the registration statement, and certain provisions are summarized below.

   Classified Board of Directors. Capital One's Board, other than directors elected by any series of preferred stock, is divided into three classes of directors, with the classes to be as nearly equal in number as possible. The class of directors elected at each annual meeting is elected for a three-year term. Some practical effects of these classification provisions are the following:

  . It will take at least two annual meetings of stockholders, instead of one, to elect a majority of the Board. This delay ensures that Capital One's directors, if confronted by a stockholder attempting to force a proxy contest, a tender or exchange offer, or an extraordinary corporate transaction, would have sufficient time to review the proposal and any available alternatives before they act in what they believe to be the best interests of the stockholders. However, even if a change in the composition of the Board would be beneficial to Capital One and its stockholders, it will take at least two annual meetings of stockholders to make this change.

  . A classified Board may discourage third-party proxy contests, tender offers or attempts to obtain control of Capital One. This will happen even if an attempt might be beneficial to Capital One and its stockholders. Therefore, there is an increased likelihood that incumbent directors will retain their positions.

  . A classified Board discourages accumulations of large blocks of Capital One's stock by purchasers whose objective is to take control of the Board. This could reduce the likelihood of fluctuations in the market price of the common stock that might result from accumulations of large blocks of stock. Stockholders therefore might not have opportunities to sell their shares of common stock at the higher market price that an accumulation of stock could create.

   Number of Directors; Removal; Filling Vacancies. Generally speaking, Capital One's Board must consist of between three and seventeen directors and vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum remains in office. Therefore, unless the Bylaws are amended, the Board could prevent any stockholder from enlarging the Board of Directors and filling the new directorships with the stockholder's own nominees.

   Under Delaware law, unless otherwise provided in the certificate of incorporation, directors serving on a classified board may only be removed by the stockholders for cause. Capital One's Restated Certificate of

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Incorporation and Bylaws provide that, subject to the rights of holders of preferred stock to elect directors under specified circumstances, directors may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all of the then outstanding shares of stock entitled to vote generally in the election of directors.

   No Stockholder Action by Written Consent; Special Meetings. Subject to the rights of any holders of preferred stock to elect additional directors under specified circumstances, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent. Under circumstances described in the Bylaws, special meetings of stockholders can be called by the Chairman of the Board or by the Board. Stockholders are not permitted to call a special meeting or to require that the Board call a special meeting. Moreover, any special meeting of stockholders is limited to the business in the notice of the special meeting sent to the stockholders before the meeting.

   The provisions prohibiting stockholder action by written consent and prohibiting stockholders from calling a special meeting could delay consideration of a stockholder proposal until Capital One's next annual meeting. This would prevent the holders of Capital One's stock from unilaterally using the written consent procedure to take stockholder action. Moreover, a stockholder cannot force stockholder consideration of a proposal over the opposition of the Chairman and the Board by calling a special meeting of stockholders.

   Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. Only people who are nominated by, or at the direction of, the Board, or by a stockholder who has given proper written notice prior to a meeting at which directors are to be elected, will be eligible for election as directors. Business conducted at an annual meeting is limited to the business brought before the meeting by, or at the direction of, the Chairman, the Board or a stockholder who has given proper notice. A stockholder's notice to Capital One proposing to nominate a person for election as a director must also contain certain information described in the Bylaws. You should refer to Capital One's Bylaws for more information, including the process and timing requirements for a stockholder notice.

   Some of the effects of the provisions described above and in the Bylaws include:

  . the Board will have a longer period to consider the qualifications of the proposed nominees and, if deemed necessary or desirable, to inform stockholders about the qualifications;

  . there will be an orderly procedure for conducting annual meetings of stockholders and informing stockholders, prior to the meetings, of any business proposed to be conducted at the meetings, including any Board recommendations; and

  . contests for the election of directors or the consideration of stockholder proposals will be precluded if the procedures are not followed. Third parties may therefore be discouraged from conducting a solicitation of proxies to elect their own slate of directors or to approve their own proposal.

   Business Combinations. Certain mergers, share exchanges or sales of Capital One's assets with or to interested stockholders, as defined below, must be approved by the affirmative vote of the holders of at least 75% of the voting stock of Capital One, voting together as a single class. Capital One's Restated Certificate of Incorporation requires this affirmative vote even if no vote is required, or a lesser percentage is specified, by law or any national securities exchange or otherwise. This affirmative vote is not required in two situations. First, it is not required if the business combination has been approved by a majority of uninterested, continuing directors. Second, it is not required if certain price and procedure requirements designed to ensure that Capital One's stockholders receive a "fair price" for their common stock are satisfied. Capital One's Restated Certificate of Incorporation defines an interested stockholder as any person, other than Capital One or any subsidiary of Capital One, who or which:

  . beneficially owns, directly or indirectly, 5% or more of the voting power of the outstanding voting stock;

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  .  is an affiliate of Capital One and at any time within the two-year period immediately prior to the date in question beneficially owned, directly or indirectly, 5% or more of the voting power of the then outstanding voting stock; or

  . owns any shares of voting stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any interested stockholder, if the transfer of ownership occurred in the course of a non-public transaction or series of transactions.

   Liability of Directors; Indemnification. A director generally will not be personally liable for monetary damages to Capital One or its stockholders for breach of fiduciary duty as a director. A director may be held liable, however, for the following:

  . any breach of the director's duty of loyalty to Capital One or its stockholders;

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . paying a dividend or approving a stock repurchase in violation of Delaware law; or

  . any transaction from which the director derived an improper personal benefit.

   Capital One indemnifies its officers and directors against lawsuits by third parties to the fullest extent of the law. Capital One may agree with any person to provide an indemnification greater than or different from the indemnification provided by the Restated Certificate of Incorporation.

   Amendments. The Restated Certificate of Incorporation and Bylaws generally may be amended by a majority vote of the stockholders, but some provisions, including some of the provisions discussed above, can only be amended by an 80% vote of the stockholders. This 80% approval requirement prevents a stockholder with only a majority of the common stock from circumventing the requirements of these provisions by simply amending or repealing them. The Restated Certificate of Incorporation further provides that the Bylaws may be amended by the Board.

Rights to Purchase Certain Preferred Shares

   Each share of Capital One's common stock includes an attached "Right." The Right entitles a holder of common stock to purchase from Capital One one three-hundredth of a share of Capital One's cumulative participating junior preferred stock, or the Junior Preferred Shares, at a price of $200 per one three-hundredth of a share, subject to adjustment. Capital One has initially authorized and reserved 1,000,000 Junior Preferred Shares for issuance upon exercise of the Rights. Because of the nature of the Junior Preferred Shares' dividend and liquidation rights, the value of the one three-hundredth interest in a Junior Preferred Share that can be purchased on exercise of each Right should approximate the value of one share of common stock. Initially, the Rights are not exercisable and trade automatically with the common stock. The Rights generally become exercisable, however, and separate certificates representing the Rights will be distributed, if any person or group acquires 15% or more of Capital One's outstanding common stock or a tender offer or exchange offer is announced for Capital One's common stock. The Rights expire on November 29, 2005, unless earlier redeemed by Capital One at $0.01 per Right. Capital One may only redeem the Rights prior to the time that any person or group acquires 15% of the outstanding common stock. Until the Rights become exercisable, the Rights have no dilutive effect on earnings per share. Prior to exercise, a Right will not create any rights as a stockholder of Capital One.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Capital One on terms not approved by the Board, except pursuant to an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or other business combination approved by the Board, since Capital One may redeem the Rights prior to the time that a person or group acquires 15% of the outstanding common stock.

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Dividend Reinvestment Plan

   In January 1996, Capital One implemented a dividend reinvestment and stock purchase plan. The plan provides stockholders with the opportunity to purchase additional shares of Capital One's common stock by reinvesting all or a portion of their dividends on shares of common stock. It also provides existing stockholders with the option to make cash investments monthly, subject to a minimum monthly limit of $50 and a maximum monthly limit of $5,000. Optional cash investments in excess of $5,000 may be made with Capital One's permission at a discount which will be from 0% to 3%. Capital One uses proceeds from this plan for general corporate purposes.

Transfer Agent

   The transfer agent and registrar for the common stock is First Chicago Trust Company of New York.

           DESCRIPTION OF STOCK PURCHASE CONTRACTS AND EQUITY UNITS

   The applicable prospectus supplement will describe the particular terms of the stock purchase contracts or equity units offered by that prospectus supplement. If Capital One issues any stock purchase contracts or equity units, it will file the form of stock purchase contract and equity unit as exhibits to the registration statement of which this prospectus forms a part and you should read these documents for provisions that may be important to you.

   Capital One may issue stock purchase contracts, including contracts obligating holders to purchase from Capital One, and obligating Capital One to sell to the holders, a specified number of shares of Capital One common stock or other securities at a future date or dates. Capital One may fix the price and number of shares of common stock or other securities subject to the stock purchase contracts at the time Capital One issues the stock purchase contracts or it may provide that the price and number of securities will be determined pursuant to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and senior or subordinated debt securities or debt obligations of third parties, including U.S. treasury securities, that secure the obligations of the holders of the units to purchase the common stock or other securities under the stock purchase contracts. We refer to these units as equity units. The stock purchase contracts will require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require Capital One to make periodic payments to the holders of the equity units or vice versa, and those payments may be unsecured or refunded on some basis.

                             PLAN OF DISTRIBUTION

   The securities may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Each prospectus supplement will describe the method of distribution of the securities offered therein.

   Capital One may sell the securities directly to purchasers from time to time. Alternatively, it may from time to time offer the securities to or though underwriters, broker/dealers or agents otherwise indicated in the prospectus supplement acting on a best efforts basis for the period of appointment, who may receive compensation in the form of underwriting discounts, concessions or commissions from Capital One or the purchasers of such securities for whom they may act as agents.

   Each prospectus supplement will set forth the terms of the offering of the securities being offered thereby, including the name or names of any underwriters or agents with whom Capital One has entered into arrangements for the sale of the securities, the public offering or purchase price of those securities, the proceeds to Capital One from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts or concessions allowed or reallowed or paid to dealers, any commissions allowed or paid to agents, and the name of any securities exchange on which those securities may be listed. Only underwriters so named in the applicable prospectus supplement are deemed to be "underwriters" within the meaning of the Securities Act in connection with the securities offered thereby, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by those underwriters may be deemed to be underwriting discounts and commissions under the Securities Act.

   The obligations of the underwriters to purchase those securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities of the series offered by Capital One and described in the applicable prospectus supplement if they purchase any of those securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms, or remarketing firms, acting as principals for their own accounts or as agents for either Capital One. Any remarketing firm will be identified and the terms of its agreement, if any, with Capital One and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

   If indicated in the applicable prospectus supplement, Capital One may authorize underwriters or other persons acting as its agents to solicit offers by certain institutions to purchase securities from it pursuant to contracts providing for payment and delivery on a future date. Institutions with which these contracts may be made include: commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases these institutions must be approved by Capital One. The obligations of any purchaser under any contract will be subject to the condition that the purchase of the offered securities will not at the time of delivery be prohibited under the laws of the purchaser's jurisdiction. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

   If any underwriter or any selling group member intends to engage in stabilizing, syndicate short covering transactions, penalty bids or any other transaction in connection with the offering of securities that may stabilize, maintain, or otherwise affect the price of those securities, such intention and a description of such transactions will be described in the prospectus supplement.

   Underwriters and agents who participate in the distribution of the securities may be entitled under agreements with Capital One to indemnification by Capital One against certain civil liabilities, including liabilities under the Securities Act, or to contribution in connection with payments which the agents or underwriters may be required to make in respect thereof. Some of any agents and underwriters, including their associates, may be customers of, engage in transactions with, or perform services for, Capital One and its subsidiaries in the ordinary course of business.

   Unless indicated in the applicable prospectus supplement, Capital One does not expect to list the securities on a securities exchange, except for the common stock, which is listed on the New York Stock Exchange. Capital One will not require underwriters or dealers to make a market in the securities. Capital One cannot predict the activity or liquidity of any trading in the securities.

                             CERTAIN LEGAL MATTERS

   Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the securities will be passed upon by John G. Finneran, Jr., Capital One's Executive Vice President, General Counsel and Corporate Secretary. As of January 15, 2002, Mr. Finneran owned 27,051 shares of Capital One's common stock and held vested options to purchase 119,652 shares of Capital One's common stock issued under its 1994 Stock Incentive Plan and unvested options to purchase 535,293 shares of Capital One's common stock issued under its 1994 Stock Incentive Plan.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited Capital One's consolidated financial statements incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Capital One's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

   The following sets forth the expenses in connection with the issuance and distribution of the securities being registered other than underwriting discounts and commissions. All such expenses will be borne by Capital One Financial Corporation. All amounts set forth below are estimates, other than the SEC registration fee.

                                                    Amount to
                                                     be paid
                                                    ---------
                  SEC registration fee............. $138,000
                  Trustees' fees and expenses......   45,000
                  Printing and engraving expenses..  200,000
                  Legal fees and expenses..........  100,000
                  Accountants' fees and expenses...  100,000
                  Rating agency fees...............  100,000
                  NYSE filing fees.................   75,000
                  Miscellaneous....................   40,000
                                                    --------
                      Total........................ $798,000
                                                    ========

Item 15.  Indemnification of Directors and Officers

   Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

   Article XI of Capital One Financial Corporation's Restated Certificate of Incorporation, as amended, and Section 6.7 of Capital One Financial Corporation's Bylaws provide, in general, for mandatory indemnification of directors and officers to the extent permitted by law, against liability incurred by them in proceedings instituted or threatened against them by third parties, or by or on behalf of Capital One Financial Corporation itself, relating to the manner in which they performed their duties unless they have been guilty of willful misconduct or of a knowing violation of the criminal law.

   For the undertaking with respect to indemnification, see Item 17 below.

   Reference is made to the underwriting agreements, which are filed as Exhibits 1.1.1 and 1.1.2 to this registration statement, relating to Capital One Financial Corporation's obligation to indemnify the underwriters.

Item 16.  Exhibits


Exhibit
  No.                                                Description
-------                                              -----------

 1.1.1  Form of underwriting agreement (common stock, preferred stock, depositary shares and debt securities) (incorporated by reference to Exhibit 1.1 of Capital One Financial Corporation's
          registration statement on Form S-3, filed August 13, 1999, file no. 333-85277).

 1.1.2  Form of underwriting agreement (stock purchase contracts and equity units).*

 1.2    Form of preferred stock purchase agreement.*

 3.1.1  Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.1 of Capital One Financial Corporation's current report on Form 8-K, filed January 17,
        2001).

 3.1.2  Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial
        Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One Financial Corporation's
        Current Report on Form 8-K, filed January 17, 2001).

 3.2    Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18,
        1999) (incorporated by reference to Exhibit 3.2 of Capital One Financial Corporation's 1999 Annual
        Report on Form 10-K/A-2, filed March 23, 2000).

 4.1    Senior Indenture, dated as of November 1, 1996, between Capital One Financial Corporation and
        BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee
        (incorporated by reference to Exhibit 4.1 of Capital One Financial Corporation's current report on
        Form 8-K, filed November 13, 1996).

 4.2    Form of Subordinated Indenture, dated as of [______], between Capital One Financial Corporation and [_____], as trustee (incorporated by reference to Exhibit 4.2 of Capital One Financial
        Corporation's registration statement on Form S-3, filed September 19, 1996, file no. 333-03580).

 4.3    Form of Certificate of Designation relating to each series of Preferred Stock.*

 4.4    Form of Deposit Agreement.*

 4.5    Form of Stock Purchase Contract.*

 4.6    Form of Equity Unit Certificates.*

 5.1    Opinion of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary
          of Capital One Financial Corporation.

Exhibit
  No.                                               Description
-------                                             -----------

 12.1   Statement re: Computation of Ratios of Earnings to Fixed Charges.**

 23.1   Consent of Ernst & Young LLP.

 23.2   Consent of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary
          of Capital One Financial Corporation (included in Exhibit 5.1).

 24.1   Powers of Attorney.**

 25.1   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of BNY
          Midwest Trust Company (as successor to Harris Trust and Savings Bank) to act as Trustee under the Senior Indenture (incorporated by reference to Exhibit 25.1 of Capital One Financial
          Corporation's current report on Form 8-K, filed November 13, 1996).

 25.2   Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of [___] to act as Trustee under the Subordinated Indenture.*

--------
* To be filed by amendment or incorporated by reference. Capital One Financial Corporation will file as an Exhibit to a current report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.
** Previously filed.

Item 17.  Undertakings

   (a) Each of the undersigned registrants hereby undertakes:

      (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

 (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

   provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Securities and Exchange Commission by a registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

      (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

      (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) Each of the undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of each registrant pursuant to the provisions described under Item 15 above, or otherwise, each registrant has been advised that in the opinion of Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities
Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of each registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication of such issue.

                                  SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, as amended, Capital One Financial Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, Commonwealth of Virginia, on the 20th day of March, 2002.


                                               CAPITAL ONE FINANCIAL CORPORATION

                                               By:   /s/ JOHN G. FINNERAN, JR.
                                                   -----------------------------
                                                   Name: John G. Finneran, Jr.
                                                   Title: Executive Vice
                                                   President, General
                                                   Counsel and Corporate
                                                   Secretary

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement or amendment thereto has been signed below by the following persons in the capacities indicated below on the 20th day of March, 2002.

          Signature                       Title
----------------------------- -----------------------------

  /S/ RICHARD D. FAIRBANK*    Chairman and Chief Executive
----------------------------- Officer (Principal Executive
     Richard D. Fairbank      Officer)

    /S/ NIGEL W. MORRIS*      Director, President and Chief
----------------------------- Operating Officer
       Nigel W. Morris

    /S/ DAVID M. WILLEY*      Executive Vice President and
----------------------------- Chief Financial Officer
       David M. Willey        (Principal Accounting and
                              Financial Officer)

    /S/ W. RONALD DIETZ*      Director
-----------------------------
       W. Ronald Dietz

  /S/ JAMES A. FLICK, JR.*    Director
-----------------------------
     James A. Flick, Jr.

    /S/ PATRICK W. GROSS*     Director
-----------------------------
      Patrick W. Gross

    /S/ JAMES V. KIMSEY*      Director
-----------------------------
       James V. Kimsey

  /S/ STANLEY I. WESTREICH*   Director
-----------------------------
    Stanley I. Westreich



*By: /s/ JOHN G. FINNERAN, JR.
------------------------------
    Name: John G. Finneran, Jr.
        Attorney-in-Fact


* Note: Powers of Attorney appointing John G. Finneran, Jr. and David M. Willey, or either of them acting singly, to execute this registration statement and any amendments thereto on behalf of the above-named individuals previously were filed with the Securities and Exchange Commission.

Index to Exhibits


Exhibit
  No.                                                Description
-------                                              -----------

 1.1.1  Form of underwriting agreement (common stock, preferred stock, depositary shares and debt securities) (incorporated by reference to Exhibit 1.1 of Capital One Financial Corporation's
          registration statement on Form S-3, filed August 13, 1999, file no. 333-85277).

 1.1.2  Form of underwriting agreement (stock purchase contracts and equity units).*

 1.2    Form of preferred stock purchase agreement.*

 3.1.1  Restated Certificate of Incorporation of Capital One Financial Corporation (incorporated by reference to Exhibit 3.1.1 of Capital One Financial Corporation's current report on Form 8-K, filed January
          17, 2001).

 3.1.2  Certificate of Amendment to Restated Certificate of Incorporation of Capital One Financial
          Corporation (incorporated by reference to Exhibit 3.1.2 of Capital One Financial Corporation's
          Current Report on Form 8-K, filed January 17, 2001).

 3.2    Amended and Restated Bylaws of Capital One Financial Corporation (as amended November 18,
          1999) (incorporated by reference to Exhibit 3.2 of Capital One Financial Corporation's 1999
          Annual Report on Form 10-K/A-2, filed March 23, 2000).

 4.1    Senior Indenture, dated as of November 1, 1996, between Capital One Financial Corporation and
          BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee
          (incorporated by reference to Exhibit 4.1 of Capital One Financial Corporation's current report on
          Form 8-K, filed November 13, 1996).

 4.2    Form of Subordinated Indenture, dated as of [______], between Capital One Financial Corporation and [_____], as trustee (incorporated by reference to Exhibit 4.2 of Capital One Financial
          Corporation's registration statement on Form S-3, filed September 19, 1996, file no. 333-03580).

 4.3    Form of Certificate of Designation relating to each series of Preferred Stock.*

 4.4    Form of Deposit Agreement.*

 4.5    Form of Stock Purchase Contract.*

 4.6    Form of Equity Unit Certificates.*

 5.1    Opinion of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary
          of Capital One Financial Corporation.

 12.1   Statement re: Computation of Ratios of Earnings to Fixed Charges.**

 23.1   Consent of Ernst & Young LLP.

 23.2   Consent of John G. Finneran, Jr., Executive Vice President, General Counsel and Corporate Secretary
          of Capital One Financial Corporation (included in Exhibit 5.1).

 24.1   Powers of Attorney.**

Exhibit
  No.                                               Description
-------                                             -----------

  25.1  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of BNY
          Midwest Trust Company (as successor to Harris Trust and Savings Bank) to act as Trustee under the Senior Indenture (incorporated by reference to Exhibit 25.1 of Capital One Financial
          Corporation's current report on Form 8-K, filed November 13, 1996).

  25.2  Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of [___] to act as Trustee under the Subordinated Indenture.*

--------

* To be filed by amendment or incorporated by reference. Capital One Financial Corporation will file as an Exhibit to a current report on Form 8-K any related form utilized in the future and not previously filed by means of an amendment.



** Previously filed.